As filed with the Securities and Exchange Commission on July 20, 2005
                                                      Registration No. 333-_____
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933

                               ------------------

                                ECI TELECOM LTD.
             (Exact name of registrant as specified in its charter)

               Israel                                         None
  (State or other jurisdiction                 (IRS Employer Identification No.)
of incorporation or organization)

                                30 Hasivim Street
                           Petah Tikva 49517 - Israel
               (Address of principal executive offices) (Zip Code)

         ECI TELECOM LTD. EMPLOYEE RESTRICTED SHARE INCENTIVE PLAN 2005
               ECI TELECOM LTD. EMPLOYEE SHARE INCENTIVE PLAN 2002
                           (Full title of the Plan(s))

                               ------------------

                                   Paul Ellett
                                ECI TELECOM INC.
                          1201 West Cypress Creek Road
                     Fort Lauderdale, Florida Florida 33309
                     (Name and address of agent for service)
                                 (954) 772-3070
          (Telephone Number, including area code, of agent for service)

                               ------------------

                         CALCULATION OF REGISTRATION FEE

====================================================================================================================================
                                           Amount to be          Proposed Maximum           Proposed Maximum           Amount of
Title of Securities to be Registered      Registered (1)     Offering Price per Share   Aggregate Offering Price    Registration Fee
------------------------------------      --------------     ------------------------   ------------------------    ----------------
ECI Telecom Ltd. Employee Share
Incentive Plan 2002                      2,237,872 shares (2)         $ 9.14 (3)              $ 20,454,150 (3)          $ 2,407.45

ECI Telecom Ltd. Employee Share
Incentive Plan 2002 and
ECI Telecom Ltd. Employee Restricted
Share Incentive Plan 2005               12,468,846 shares (4)         $8.125 (5)              $101,309,374 (5)          $11,924.12
-------------------------

Ordinary Shares, nominal value NIS
0.12 per share
                                        -----------------                                                               ----------
                                        14,706,718 shares                                 Aggregate Registration Fee    $14,331.57
====================================================================================================================================

(1) The shares registered under this Registration Statement are issuable under both identified plans. This Registration Statement shall also cover any additional shares attributable to these registered shares which become issuable under the ECI Telecom Ltd. Employee Share Incentive Plan 2002, including the 2002 Sub-Plan (United States) and any other sub-plans thereunder, and the ECI Telecom Ltd. Employee Restricted Share Incentive Plan 2005, including the 2005 Sub-Plan (United States) and any other sub-plans thereunder, by reason of any share dividend, share split, recapitalization or other similar transaction effected without the Registrant's receipt of consideration which results in an increase in the number of the Registrant's outstanding shares.

(2)   Shares subject to outstanding options.

(3) Calculated solely for the purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended, on the basis of the weighted average exercise price of the outstanding options to which such shares are subject.

(4)   Shares issuable under both identified plans.

(5) Calculated solely for purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended, on the basis of the average of the high and low selling prices per share of the Registrant's Ordinary Shares on July 19, 2005, as reported by the Nasdaq National Market.

      On March 7, 2003, ECI Telecom Ltd. (the "Registrant") filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-8 (File No. 333-103669) relating to 13,025,000 ordinary shares, nominal value NIS 0.12 per share (the "Ordinary Shares"), of the Registrant to be offered and sold under the ECI Telecom Ltd. Employee Share Incentive Plan 2002 (the "2002 Plan"). On December 16, 2004, the Registrant filed with the Commission a Registration Statement on Form S-8 (File No. 333-121317) to register an additional 3,000,000 Ordinary Shares to be offered and sold under the 2002 Plan pursuant to an amendment thereof.

      Pursuant to the 2002 Plan and the Registrant's new ECI Telecom Ltd. Employee Restricted Share Incentive Plan 2005 (the "2005 Plan"), the number of Ordinary Shares available to be offered and sold under the ECI Telecom Ltd. Employee Share Incentive Plan 1991 (the "1991 Plan") may, alternatively, be offered and sold under the 2002 Plan and the 2005 Plan. Similarly, Ordinary Shares available for offer and sale under the 2002 Plan may, alternatively, be issued under the 2005 Plan.

      This Registration Statement is being filed to register (i) 11,706,718 Ordinary Shares that had been registered to be offered and sold under the 1991 Plan and that may be issued under the 2002 Plan and the 2005 Plan (of which 2,237,872 Ordinary Shares are subject to outstanding options under the 2002 plan) and (ii) an additional 3,000,000 Ordinary Shares that may be issued under the 2002 Plan and the 2005 Plan.

                                     PART II

               Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference

      The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:

      (a) The Registrant's Annual Report on Form 20-F for the fiscal year ended December 31, 2004, filed with the Commission on March 31, 2005.

      (b) That Registrant's Current Reports on Form 6-K filed with the Commission on January 19, 2005, March 7, 2005, May 18, 2005, May 23, 2005, and June 07, 2005.

      (c) That portion of the Registrant's Registration Statement No. 033-43731 on Form F-1 filed with the Commission on November 1, 1991, which describes the terms, rights, and provisions applicable to the Registrant's outstanding Shares.

      All documents filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act") after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

      Not applicable.

Item 5. Interests of Named Experts and Counsel

      Not applicable.

Item 6. Indemnification of Directors and Officers

Insurance of Office Holders

      Under the provisions of the Israel Companies Law, 5759-1999 (the "Companies Law") and the Registrant's articles of association, the Registrant may, subject to certain restrictions, enter into a contract for the insurance for all or part of the liability of any of its "office holders" with respect to an act performed by such office holder in his or her capacity as an office holder, for:

      o a breach of his or her duty of care to the Registrant or to another person;

      o a breach of his or her duty of loyalty to the Registrant, provided that the office holder acted in good faith and had reasonable cause to assume that such act would not prejudice the company's interests; or

      o a financial liability imposed upon such office holder in favor of another person.

      An "office holder" is defined under the Companies Law as a director, chief executive officer, chief business manager, vice president, assistant to the chief executive officer and any other officer that reports directly to the chief executive officer.

      In addition, under the Companies Law, procurement of insurance coverage for the Registrant's office holders must be approved by the Registrant's audit committee and board of directors and, if the beneficiary is a director, by the Registrant's shareholders. The Registrant has a current policy for directors' and officers' liability insurance.

Exculpation and Indemnification of Office Holders

      Under the Companies Law, an Israeli company may not exempt an office holder from liability with respect to a breach of his or her duty of loyalty, but may exempt in advance an office holder from his or her liability to the company, in whole or in part, with respect to a breach of his or her duty of care (except in connection with distributions), provided that the articles of association of the company allow it to do so. The Registrant's articles of association allow it to exempt its office holders to the fullest extent permitted by law.

      The Companies Law also provides that a company may, if its articles of association so provide and subject as set out in the law, indemnify an office holder with respect to an act performed in his or her capacity of an office holder against:

      o a financial liability imposed on him or her in favor of another person by any court judgment, including a compromise judgment or an arbitration award approved by a court; such indemnification may be approved (i) after the liability has been incurred or (ii) in advance, provided that the Registrant's undertaking to indemnify is limited to events that its board of directors believe are foreseeable in light of its actual operations at the time of providing the undertaking and to a sum or criterion that its board of directors determines to be reasonable under the circumstances;

      o reasonable litigation expenses, including attorneys' fees, expended by the office holder as a result of an investigation or proceeding instituted against him or her by a competent authority, provided that such investigation or proceeding concluded without the filing of an indictment against the office holder or the imposition of any financial liability in lieu of criminal proceedings other than with respect to a criminal offense that does not require proof of criminal intent; and

      o reasonable litigation expenses, including attorneys' fees, expended by the office holder or charged to him or her by a court, in proceedings that the Registrant instituted against such office holder or that were instituted on the Registrant's behalf or by another person, a criminal charge from which such office holder was acquitted, or a criminal charge in which he or she was convicted for a criminal offense that does not require proof of criminal intent.

      Under the Companies Law, indemnification of office holders must be approved by the Registrant's audit committee and board of directors and, if the beneficiary is a director, by the Registrant's shareholders. The Registrant's audit committee, board of directors and shareholders have resolved to grant undertakings to indemnify its office holders as aforesaid, by providing them with Letters of Indemnification in substantially the form approved by them, as most recently amended in 2002. The aforesaid undertakings are currently limited to an indemnity of $30 million per office holder but not more than $225 million in the aggregate for all persons to be indemnified.

Limitations on Insurance, Exculpation and Indemnification

      The Companies Law provides that a company may not exculpate or indemnify an office holder nor enter into an insurance contract that would provide coverage for any monetary liability incurred as a result of any of the following:

      o a breach by the office holder of his or her duty of loyalty, unless, with respect to insurance coverage or indemnification, the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

      o a breach by the office holder of his or her duty of care if the breach was done intentionally or recklessly;

      o any act or omission done with the intent to derive an illegal personal benefit; or

      o     any fine levied against the office holder.

Other

      The Registrant's articles of association provide that the foregoing is not intended, and shall not be interpreted, to restrict the Registrant in any manner in respect of (i) the procurement of insurance, the indemnification or the release in connection with any person who is not an office holder, including, without limitation, any of the Registrant's employees, agents, consultants or contractors who are not office holders, and/or (ii) the procurement of insurance or the indemnification in connection with any office holder to the extent that such insurance and/or indemnification is not specifically prohibited under law; provided that the procurement of any such insurance and/or the provision of any such indemnification shall be approved by the Registrant's Board of Directors and, where required, by its Audit Committee.

Item 7. Exemption from Registration Claimed

      Not applicable.

Item 8. Exhibits

Exhibit Number    Exhibit
--------------    -------
      4.1         Instruments Defining the Rights of Stockholders. Reference is
                  made to the portion of the Registrant's Registration Statement
                  No. 033-43731 on Form F-1, which are incorporated herein by reference pursuant to Item 3(c) to this Registration
                  Statement.
      5.1         Opinion and consent of Goldfarb, Levy, Eran & Co.
     23.1         Consent of Somekh Chaikin, member firm of KPMG International,
                  Independent Registered Public Accounting Firm.
     23.2         Consent of Goldfarb, Levy, Eran & Co. is contained in Exhibit
                  5.1.
     24.1         Power of Attorney. Reference is made to page II-5 of this
                  Registration Statement.
     99.1         ECI Telecom Ltd. Employee Share Incentive Plan 2002, as last amended July 14, 2005.
     99.2         ECI Telecom Ltd. 2002 Sub-Plan (United States) under the ECI
                  Telecom Ltd. Employee Share Incentive Plan 2002 (Previously filed as part of Exhibit 99.1 to the Registrant's Registration
                  Statement on Form S-8, File No. 333-103669, filed with the SEC on March 7, 2003, and incorporated herein by reference.)
     99.3         ECI Telecom Ltd. Employee Restricted Share Incentive Plan
                  2005.
     99.4         ECI Telecom Ltd. 2005 Sub-Plan (United States) under the ECI
                  Telecom Ltd. Employee Restricted Share Incentive Plan 2005

Item 9. Undertakings

            A. The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by
Section 10(a)(3) of the Securities Act of 1933, as amended (the "1933 Act"),
(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference into this Registration Statement; (2) that for the purpose of determining any liability under the 1933 Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Registrant's Employee Share Incentive Plan 2002 or the Registrant's Employee Restricted Share Incentive Plan 2005, whichever shall be the later.

            B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            C. Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6 or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

            Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Petah Tikva, State of Israel on this 20th day of July, 2005.

                                       ECI TELECOM LTD.


                                       By: /s/ Doron Inbar
                                           -------------------------------------
                                           Doron Inbar
                                           President and Chief Executive Officer

                                POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS:

            That the undersigned officers and directors of ECI Telecom Ltd., an Israeli corporation, do hereby constitute and appoint Doron Inbar, President and Chief Executive Officer, and Giora Bitan, Executive Vice President and Chief Financial Officer, and each of them, the lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that all said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

            IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

            Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

         Signature                                     Title                                     Date
----------------------------      ----------------------------------------------------      -------------


/s/ Doron Inbar                   President and Chief Executive Officer (Principal          July 20, 2005
----------------------------      Executive Officer)
Doron Inbar


/s/ Giora Bitan                   Executive Vice President and Chief Financial Officer      July 20, 2005
----------------------------      (Principal Financial and Accounting Officer)
Giora Bitan

         Signature                                     Title                                     Date
----------------------------      ----------------------------------------------------      -------------


/s/ Shlomo Dovrat                 Chairman of the Board                                     July 20, 2005
----------------------------
Shlomo Dovrat


/s/ Yocheved Dvir                 Director                                                  July 20, 2005
----------------------------
Yocheved Dvir


/s/ Avraham Fischer               Director                                                  July 20, 2005
----------------------------
Avraham Fischer


/s/ Colin R. Green                Director                                                  July 20, 2005
----------------------------
Colin R. Green


/s/ Jonathan Kolber               Director                                                  July 20, 2005
----------------------------
Jonathan Kolber


/s/ Avner Naveh                   Director                                                  July 20, 2005
----------------------------
Avner Naveh


/s/ Casimir Skrzypczak            Director                                                  July 20, 2005
----------------------------
Casimir Skrzypczak


/s/ Gerd Tenzer                   Director                                                  July 20, 2005
----------------------------
Gerd Tenzer


Authorized Representative in the United States
ECI TELECOM INC.

By: /s/ Paul Ellet                                                                          July 20, 2005
    ------------------------
    Paul Ellet

                       SECURITIES AND EXCHANGE COMMISSION

                                WASHINGTON, D.C.

                                    EXHIBITS

                                       TO

                                    FORM S-8

                                      UNDER

                             SECURITIES ACT OF 1933

                                ECI TELECOM LTD.

                                  EXHIBIT INDEX

Exhibit Number    Exhibit
--------------    -------
      4.1         Instruments Defining the Rights of Stockholders. Reference is
                  made to the portion of the Registrant's Registration Statement
                  No. 033-43731 on Form F-1, which are incorporated herein by reference pursuant to Item 3(c) to this Registration
                  Statement.
      5.1         Opinion and consent of Goldfarb, Levy, Eran & Co.
     23.1         Consent of Somekh Chaikin, member firm of KPMG International,
                  Independent Registered Public Accounting Firm.
     23.2         Consent of Goldfarb, Levy, Eran & Co. is contained in Exhibit
                  5.1.
     24.1         Power of Attorney. Reference is made to page II-5 of this
                  Registration Statement.
     99.1         ECI Telecom Ltd. Employee Share Incentive Plan 2002, as last amended July 14, 2005.
     99.2         ECI Telecom Ltd. 2002 Sub-Plan (United States) under the ECI
                  Telecom Ltd. Employee Share Incentive Plan 2002 (Previously filed as part of Exhibit 99.1 to the Registrant's Registration
                  Statement on Form S-8, File No. 333-103669, filed with the SEC on March 7, 2003, and incorporated herein by reference.)
     99.3         ECI Telecom Ltd. Employee Restricted Share Incentive Plan
                  2005.
     99.4         ECI Telecom Ltd. 2005 Sub-Plan (United States) under the ECI
                  Telecom Ltd. Employee Restricted Share Incentive Plan 2005